Filed with the Securities and Exchange Commission on September 9, 1996
                              Registration No.333-
- -------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933
                                 --------------

                              AEROVOX INCORPORATED
               (Exact name of issuer as specified in its charter)
             Delaware                                76-0254329
             --------------                         -------------
         (State or other jurisdiction                (I.R.S. Employer
        of incorporation or organization)            Identification No.)

            370 Faunce Corner Road, N. Dartmouth, Massachusetts 02747
            ---------------------------------------------------------
          (Address of Principal Executive Offices, Including Zip Code)

          Non-Statutory Stock Option Award Agreement for Robert Elliott
          -------------------------------------------------------------
                            (Full title of the plan)

                    Jeffrey A. Templer, Senior Vice President
                              Aerovox Incorporated
                             370 Faunce Corner Road
                        N. Dartmouth, Massachusetts 02747
                                  -------------
                     (Name and Address of Agent for Service)

                                 (508) 995-8000
               -------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------





                                                        Proposed  maximum           Proposed maximum            Amount of
Title of securities to be   Amount to be                offering price per          aggregate offering          registration
registered                  registered                  share (1)                   price (1)                   fee
- ----------                  ----------                  ---------                   ---------                   ---
Common Stock, $1.00
par value (including
preferred share
purchase rights)            50,000 shares               (2) $6 3/16                 $309,375                    $107.00
- ----------------            -------------               --------------              -------------               -------


 (1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457, based on the average of the high and low sale price of the Common Stock on the NASDAQ National Market System on September 3, 1996.

 (2) Plus such indeterminate number of additional shares as may be required in the event of a stock dividend, stock split or combination of shares, reverse stock split or other change in the capitalization of Aerovox Incorporated. Prior to the occurrence of certain events the Preferred Share Purchase Rights will not be evidenced separately from the Common Stock.

Item 3.  Incorporation of Certain Documents by Reference
         -----------------------------------------------

         The  following   documents  filed  with  the  Securities  and  Exchange
Commission (the "SEC") are incorporated herein by reference:

         (a) Aerovox's Annual Report on Form 10-K for the fiscal year ended December 30, 1995, filed pursuant to the Exchange Act.

         (b) Aerovox's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30 and June 29, 1996, filed pursuant to the Exchange Act.

         (c) The description of Aerovox's Common Stock contained in the Aerovox Information Statement dated February 9, 1990, filed as an exhibit to Amendment on Form 8 filed with the SEC on February 15, 1990 to the Company's Registration Statement on Form 10 filed with the SEC on October 11, 1989.

All reports and other documents  subsequently  filed by the Company  pursuant to
Section 13(a) or (c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

         Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

         Aerovox's Restated Certificate of Incorporation (the "Aerovox Certificate") provides that each person who is or was a party, or is threatened to be made a party, to any action, suit, proceeding or claim by reason of the fact that he or she is or was or has agreed to be a director or officer of Aerovox (or is or was serving at the request of Aerovox as a director, officer, partner, trustee, employee or agent for any other entity) shall be indemnified and held harmless by Aerovox, to the full extent authorized by Delaware law, as in effect from time to time, against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim.

         The rights to indemnification and the payment of expenses provided by the Aerovox Certificate do not apply to any action, suit, proceeding or claim initiated by or on behalf of a person otherwise entitled to the benefit of such provisions. Any person seeking indemnification under the Aerovox Certificate shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. The Aerovox Certificate provides that the rights to indemnification and the payment of expenses provided thereby shall not be exclusive of any other right which any person may have or acquire under any provision of the Aerovox By-Laws, or otherwise. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

         Aerovox has also entered into Indemnification Agreements with each director and certain officers of Aerovox and its subsidiary, Aerovox Canada. The Indemnification Agreements provide a number of procedures, presumptions and remedies used in the determination of the rights of the director or officer to indemnification. These procedures, presumptions and remedies substantially broaden the indemnity rights of directors and officers beyond that provided by the Aerovox Certificate. If an action against an indemnified party is dismissed with or without prejudice, the defense is deemed to have been successful and the indemnification is required to be made. The Indemnification Agreements provide that expenses must be paid within twenty days of the indemnification request (otherwise a determination in favor of the indemnified party is deemed to have been made). If there is a change in control of Aerovox (as defined in the Indemnification Agreement), the indemnified party is presumed to be entitled to indemnification (although Aerovox may overcome this presumption). The indemnified party may require that independent counsel make the determination of entitlement and may choose such counsel, subject to objection by Aerovox on limited grounds. If a determination of entitlement is made, Aerovox is bound, but if the indemnified party has previously been denied indemnification pursuant to the terms of the Indemnification Agreement he or she is entitled to seek a de novo determination from a court. Aerovox is precluded from challenging the validity of the procedures and presumptions contained in the Indemnification Agreement in any court proceeding. The Indemnification Agreement covers proceedings brought on or after the date of the execution of the particular Indemnification Agreement, including proceedings based on acts prior to the date of that Agreement.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 8.  Exhibits
         --------

Exhibit No.                Description of Exhibit
- -----------                ----------------------

4.1                        Non-Statutory Stock Option Award Agreement.

5.1                        Opinion of Ropes & Gray.

24.1                       Consent of Coopers & Lybrand, L.L.P..

25.1 Power of Attorney is included in this Registration Statement under the caption "Signatures".

Item 9.  Undertakings
         ------------

         (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Town of North Dartmouth, State of Massachusetts on September 3, 1996.

                                                           AEROVOX INCORPORATED



                                                           By /S/ Robert Elliot
                                                              ------------------
                                                              Robert Elloitt
                                                              President, Chief
                                                              Executive Officer